Exhibit 14.2

Compensation Committee Charter

June 22, 2017

ARRESTAGE INTERNATIONAL, INC

BOD Resolution: Compensation Committee

CHARTER OF THE COMPENSATION COMMITTEE OF Arrestage International, inc.

Membership

The Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Arrestage International, Inc. (the “Company”) shall consist of two or more directors. Each member of the Committee shall be independent in accordance with the provisions of Rule 10C-1(b)(1) under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the Over The Counter Marketplace (“OTCQB”) and the New York Stock Exchange (“NYSE”).

Because of the relationship each Board member has in regard to “interest” with the Company, Arrestage will employ at least one outside independent consultant to monitor and report on the recommendations by this committee. These recommendations made by outside consultant(s) shall be fully considered and recorded.

The members of the Committee shall be appointed by the Board, based on recommendations from the nominating and corporate governance committee of the Board. The members of the Committee shall be appointed for two-year terms and shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

I.	To review and approve annually the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance, in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation.

In determining the long-term incentive component of CEO compensation, the Committee may consider:

1)	The Company’s performance and relative stockholder return;

2)	The value of similar incentive awards given to CEOs at comparable companies and the awards given to the Company’s CEO in past years. (The Committee shall print comparable quantitative statistics and discuss such comparable between committee members. Notes shall be made and recorded as minutes, as to percentage above or below such average of comparable Companies. In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

II.	To approve the compensation of all other executive officers. In evaluating and making recommendations regarding executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote.

III.	To review, and when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommend for approval by the stockholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan. In reviewing and making recommendations regarding incentive compensation plans and equity-based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent Say on Pay Vote, as well as examining comparable companies’ incentive plans.

IV.	To review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company’s annual report on Form 10-K and produce the compensation committee report on executive officer compensation required to be included in the Company’s annual report on Form 10-K.

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V.	To review, approve, and when appropriate, recommend to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans.

VI.	To determine stock ownership guidelines for the CEO and other executive officers and monitor compliance with such guidelines.

VII.	To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

VIII.	To review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement.

IX.	To review director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel, and accounting advisors, and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

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The compensation consultant(s), outside counsel and any other advisors retained by, or providing advice to, the Committee (other than the Company’s in-house counsel) shall be independent as determined in the discretion of the Committee after considering the factors specified in Rule 10C-1, Section 10C (c)(2) of the Securities and Exchange Act. In retaining or seeking advice from compensation consultants, outside counsel and other advisors, the Committee must take into consideration the factors specified in Rule 10C-1. The Committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the specified factors.

The Committee is not required to assess the independence of any compensation consultant or other advisor that acts in a role limited to consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors and that is generally available to all salaried employees or providing information that is not customized for a particular company or that is customized based on parameters that are not developed by the consultant or advisor, and about which the consultant or advisor does not provide advice.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. For certain off shore or foreign issues or participants, Arrestage International will abide by the letter of the Regulation S-K. Arrestage counsel has provided board members with a memorandum for a careful understanding of this Regulation. By signing below persons on this committee acknowledge a basic understand of such regulation.

Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least TWO times a year at such times and places as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

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The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined. Hired Consultants reports mentioned herein, shall be considered by the committee.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority, to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

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IN WITNESS WHEREOF, the undersigned directors accept this Compensation committee charter to better serve shareholder interest with regard to Executive Compensation.

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